CONSULTING AGREEMENT
LMI AEROSPACE, INC.

This Consulting Agreement (“Agreement”) is made and entered into as of March 18, 2014, by and between LMI Aerospace, Inc., a Missouri corporation (“Company”), and Ronald S. Saks (“Consultant”).

WHEREAS, Consultant previously served as the Company’s Chief Executive Officer (“CEO”) for a period of thirty years and possesses unique knowledge and information about Company; and
WHEREAS, Company has hired a new CEO; and
WHEREAS, Company desires to leverage Consultant’s experience to assist the new CEO and desires that Consultant share his unique knowledge and information with the new CEO as required;
NOW THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Consulting Services; Statements of Work.

1.1 Consultant shall provide to Company such consulting services (“the Services”) as are described and defined in the Statement of Work (“SOW”) entered into between Consultant and Company, which is incorporated herein by reference as Exhibit A. Consultant will provide the Services set forth in the SOW on the terms and subject to the conditions set forth in this Agreement and in the SOW. The SOW may be amended in writing from time to time as mutually agreed upon between Company and Consultant.

1.2 Except as may be set forth in the SOW, Consultant is not required to provide Services for any set number of hours, at any specific location, in any particular sequence, or to provide the Services on a full-time basis on behalf of the Company.

1.3 The Services to be performed by Consultant hereunder are independent of any obligation, role or responsibility Consultant now has, or may have during the term of this Agreement, as member of Company’s Board of Directors.

2.Term and Termination. This Agreement shall become effective as of March 19, 2014 (“Effective Date”) and shall continue in full force and effect until December 31, 2014 (“Termination Date”), unless sooner terminated as hereinafter provided.

3.Compensation and Expenses; Payment Dates.

3.1 Company shall pay Consultant for the Services provided under this Agreement as set forth in the SOW.

3.2 No fees for additional services shall be due unless such services and fees are agreed to in writing by Company prior to Consultant’s performance thereof.

3.3 Reimbursement of all extraordinary Expenses incurred outside of the Agreement terms and conditions will be agreed upon by Consultant and Company in writing prior to their incurrence.

3.4 Contractor shall be required to submit requests for reimbursement of Expenses within thirty (30) days of incurring such Expense. Contractor shall be required to provide substantiation of such Expenses in the form(s) required by Company’s travel policy in effect at the time in order to receive reimbursement. Company shall reimburse Contractor for all approved Expenses within thirty (30) days of receiving all required documentation to substantiate such Expense.

4.Mutual Representations and Warranties. Each party represents and warrants to the other party the following: (a) the party’s execution, delivery and performance of this Agreement: (i) have been authorized by all necessary corporate or other applicable action, (ii) do not violate the terms of any law, regulation, or court order to which such party is subject or the terms of any material agreement to which the party may be subject and (iii) are not subject to the consent or approval of any third party; (b) this Agreement is the valid and binding obligation of the representing party, enforceable against such party in accordance with its terms; and (c) such party is not subject to any pending or threatened litigation or governmental action which could interfere with such party's performance of its obligations hereunder.

5.Consultant Representations and Warranties. Consultant represents and warrants that all information provided by Consultant shall be true and correct to the best of Consultant’s knowledge.

6.Warranty and Indemnification. Consultant shall have no liability to Company, except as set forth herein, in connection with the Services provided hereunder. Company shall indemnify, defend, and hold harmless Consultant, his successors and permitted assigns for all claims related to the Services performed hereunder including Company's reliance on the same. Notwithstanding the foregoing, Consultant shall indemnify, defend, and hold harmless Company, its affiliates, shareholders, members, officers and employees, from and against any and all claims or legal actions of whatever kind or nature and all related losses, expenses, damages, costs and liabilities, including reasonable attorneys' fees and expenses incurred in investigation, defense or settlement (“Damages”), which arise out of, are alleged to arise out of, or relate to any grossly negligent act or omission, intentionally false statement or other willful misconduct on the part of Consultant.

7.Independent Contractor Status. Company and Consultant agree that the services of Consultant utilized pursuant to this Agreement shall be deemed those of an independent contractor and not those of an employee. This Agreement is NOT an employment agreement between Company and Consultant, and nothing in this Agreement shall be construed so as to create an employment relationship between Consultant and Company. Consultant shall not be viewed as, or deemed, an employee of Company for any purpose, including any benefits offered by Company to employees including, but not limited to, group health or life insurance, stock options, profit sharing, or retirement benefits. Consultant acknowledges and agrees that Consultant is not eligible for the foregoing employee benefits. Consultant is solely responsible for all taxes and withholdings with respect to the fees paid under this Agreement. Consultant agrees to defend, indemnify and hold Company free and harmless from and against any fines, liens, penalties, or interest assessed by any federal, state, county, municipal, or other entity in connection with any amounts assessed or claimed resulting from the compensation set forth in the SOW. Company makes no representations as to the tax treatment or legal effect of the compensation, and Consultant is not relying on any statement or representation of Company in this regard.

8.Conflicts of Interest. Consultant will not, without Company’s prior written consent, accept work; enter into a contract or accept an obligation from any third party that is inconsistent or incompatible with Consultant’s obligations to Company or performance under this Agreement. Company reserves the right as a nonexclusive remedy to terminate this Agreement, without further liability, immediately upon delivery of written notice in the event Company learns Consultant is in breach of this provision.

9.Work for Hire. Consultant agrees that each written work, data compilation and other “work of authorship” (as that term is defined in the United States Copyright Act, 17 U.S.C. Section 102) created by Consultant pursuant to this Agreement or the SOW or using Confidential Information of Company or its affiliates shall be deemed to be a “work made for hire” (as that term is defined in the United States Copyright Act, 17 U.S.C. Section 101) for Company. Consultant hereby agrees to disclose to, and hereby assigns to Company all of its all rights in and to (i) any ideas, inventions, discoveries, processes, trademarks, trade dress and trade secrets, whether or not patentable, copyrightable, reduced to writing or based on or inclusive of Confidential Information and (ii) any work of authorship not deemed to be a work for hire (collectively, “Work Products”) that Consultant creates or conceives, in whole or in part, during the course of performing any obligations under this agreement. Consultant agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation execution and delivery of instruments of further assurance or confirmation) requested by Company to assign any Work Product to Company and to permit Company to enforce any patents, copyrights or other proprietary rights to any Work Product. Consultant will not charge Company for time spent in complying with these obligations. For purposes of this Section 9, “Confidential Information” shall have the meaning set forth in the Nondisclosure Agreement (as defined in Section 11).

10.Miscellaneous. The laws of the State of Missouri shall govern this Agreement without regard to any laws relating to conflicts of laws. The parties hereto agree that any suit filed arising out of or in connection with this Agreement shall be brought only in the United States District Court for the Eastern District of Missouri, unless that court lacks jurisdiction, in which case such action shall be brought only in the Circuit Court for St. Charles County, Missouri. This Agreement constitutes the entire agreement of the parties and supersedes and nullifies any prior oral or written agreements with respect to the subject matter hereof. This Agreement may not be assigned, amended, or otherwise modified except in writing signed by each of the parties except that Company may assign its interest hereunder to an affiliate without the consent of Consultant. If any provision, in whole or in part, is held invalid, that provision or specific part of the provision shall be deemed severed from this Agreement and shall not invalidate the remainder of this Agreement or that provision. Notice to any party under this Agreement shall be deemed delivered upon receipt by such party at the notice address for such party set forth herein.

11.Confidentiality. Consultant and Company acknowledge that they have entered into and executed that certain Nondisclosure Agreement dated March 18, 2014 (“Nondisclosure Agreement”), which is incorporated herein by this reference as Exhibit B. For clarity, disclosure of this Agreement by Company, as required by law, to auditors, tax and financial advisors, insurers, lenders, the Securities and Exchange Commission, or other governmental entities shall not be deemed a breach of confidentiality.

IN WITNESS WHEREOF, the Company and Consultant have executed this Agreement as of the day and year first above written.

LMI AEROSPACE, INC. (“Company”)

By: /s/ Daniel G. Korte
Name: Daniel G. Korte
Title: Chief Executive Officer

Address for notices:
LMI Aerospace, Inc.
Attn: Legal Counsel
P.O. Box 900
St. Charles, MO 63302-0900
RONALD S. SAKS (“Consultant”) By: /s/ Ronald S. Saks Address for notices: Ronald S. Saks P.O. Box 11616 Clayton, MO 63105

Exhibit A
STATEMENT OF WORK
In accordance with the Consulting Agreement (“Agreement”) dated March 18, 2014 between Ronald S. Saks (“Consultant”) and LMI Aerospace, Inc. (“Company”), Company engages Consultant to provide, and Consultant agrees to provide, the following Services under this SOW:

1.	Consultant Services

a.
General Description of Services to be performed by Consultant for Company: Consultant shall provide, at all times to the best of his knowledge and ability, information, interpretations, advice, assessments and general consulting services to Company, as and when requested by Company, regarding the: strategy, operations, financial performance, customers, suppliers, contractual commitments, employees, historical data, metrics and any other similar information pertaining to Company and its subsidiaries.

b.
Communication: Consultant shall interface directly with Company’s CEO Dan Korte (“CEO”) and other members of Company’s Executive Steering Team, as specifically requested by the CEO. Consultant, in his role as a consultant, shall not consult with, contact, respond to contact from or otherwise engage with any other employees of Company or any of its subsidiaries or affiliates, without the prior consent of the CEO unless such communication is limited to personal, non-business related matters.

c.
Locations: Consultant will perform Services at his individual residence or office locations, or at company facilities as requested by the CEO. Services will be primarily conducted via offsite meetings with Company personnel, telephone conversations; email and other electronic correspondence.

d.
Time: Consultant will not be required to work a specified number of hours per week, however Consultant shall respond promptly to all reasonable Company requests for assistance on any matter under the scope of this SOW.

2.	Company Responsibilities

a.
Access to Company Information: Company will provide access to employees, business plans, marketing plans, strategic plans, metrics, program reviews and other materials as necessary, subject to the terms of the Agreement and the approval of the CEO.

3.	Compensation

a.
Fees: Company will pay Consultant a fee of $251,166, payable in Company stock. Shares shall be granted quarterly in three (3) tranches, with a value of $83,723 each. The number of shares to be granted in each of the three (3) quarters will be determined by dividing the quarterly fee amount ($83,723) by the average price per share on the date such stock is granted. Grants will be made on the fourth (4th) trading day following the Company’s earnings release for the quarter in which the Services were performed. . This fee will be reported on IRS Form 1099.

b.
Travel, Accommodations and Other Expenses: Company shall reimburse Contractor for all reasonable travel expenses incurred in the performance of this Agreement, including air fare, accommodations and other travel-related expenses (“Expenses”), provided such Expenses are authorized in advance by the CEO. Any other expenses incurred in the provision of Services will be at Consultant’s expense, unless previously authorized in advance by the CEO.

4.	Additional Terms and Conditions:

a.	The Services provided for hereunder shall be performed exclusively by Consultant.

Accepted and Agreed:	Accepted and Agreed:
LMI AEROSPACE, INC. (“Company”) By: /s/ Daniel G. Korte Name: Daniel G. Korte Title: Chief Executive Officer	RONALD S. SAKS (“Consultant”) By: /s/ Ronald S. Saks

Exhibit B
Nondisclosure Agreement

See attached